BROAD AND CASSEL
    ATTORNEYS AT LAW
                                   SUITE 3000
                                  MIAMI CENTER
                          201 South Biscayne Boulevard
                              MIAMI, FLORIDA 33131
                                 (305) 373-9400
                               FAX (305) 373-9443
                                     -------

                          Writer's Direct Line: 373-9400

                                                    September 13, 1995

Bayport Restaurant Group, Inc.
4000 Hollywood Boulevard
Hollywood, Florida 33021

         RE:      BAYPORT RESTAURANT GROUP, INC. (THE "COMPANY")
                  REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

         You have requested our opinion with respect to (i) shares of the Company's common stock, $.001 par value per share ("Common Stock") issuable upon the exercise of outstanding stock options held by certain officers, directors and employees of the Company (the "Shares"); and (ii) shares of Common Stock issued upon the exercise of previously outstanding options included, in the Company's registration statement on Form S-8 (the "Registration Statement"), which is being filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act").

         As counsel to the Company, we have examined the original or certified copies of such records of the Company and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinion, we have relied upon statements or certificates of officials and representatives of the Company and others.

         Based upon and subject to the foregoing, we are of the opinion that:


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                  The shares of the Company's Common Stock that have been
                  previously issued upon exercise of outstanding options in accordance with the terms thereof and against delivery of adequate consideration therefor were duly authorized, fully paid and non-assessable. When the Registration Statement becomes effective under the Act, and when the Shares are issued against delivery of adequate consideration therefor, the Shares will be validly issued, fully paid and non-assessable.

         In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida, and we express no opinion herein concerning the applicability or effect of any laws of any other jurisdiction, except the securities laws of the United States of America referred to herein.

         This opinion has been prepared and is to be construed in accordance with the Report on Standards for Florida Opinions, dated April 8, 1991, issued by the Business Law Section of the Florida Bar (the "Report"). The Report is incorporated by reference into this opinion.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the use of our name under "Legal Matters" in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

                                        Very truly yours,

                                        /s/ BROAD AND CASSEL

                                        BROAD AND CASSEL



                                BROAD AND CASSEL